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EXHIBIT 16 TO FORM 8-K

November 6, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 6, 2001 of SigmaTron International, Inc. and are in agreement with the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                          /s/ Ernst & Young LLP